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                        Suburban Lodges of America, Inc.
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                (Name of Registrant as Specified In Its Charter)

                               Raymond A.D. French
                                 Paul R. Coulson
                        Sharwell Securities Trading Ltd.
                                Kappa Alpha Ltd.
                          Hibernian Investment Managers
                        Yeoman International Holdings S.A
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The following document was sent by Raymond A.D. French to certain shareholders of Suburban Lodges of America, Inc. on May 16, 2001.

BUSINESS PLAN FOR SUBURBAN LODGES OF AMERICA, INC.

Prepared by Raymond A. D. French.



CONTENTS:

SECTION 1

-   Preface
-   Our role on the board
-   Note on proposals

SECTION 2
-   Background
-   Summary of Business and Turnaround Plan
-   Strategy
-   Operating Issues
         1. Reduce Corporate Overhead
         2. Control growth in Hotel Operating Expenses
         3. Small, High Return Capital Investments in Existing Owned Hotels
         4. HotelTools Internet Startup
         5. Asset Sales

SECTION 3
-   Improved Corporate Governance, Transparency and Accountability to
    Shareholders
         1. Corporate Governance
         2. Management Incentives Tied to Financial Performance
         3. Transparency of Reporting
         4. Solution to Return of Capital Problem


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EXECUTIVE SUMMARY

This business plan lays out the strategy that we, Raymond French and Paul Coulson, propose to follow in order to realize shareholder value at Suburban Lodges of America, Inc. (SLAM), if elected to the board of directors.

The issues that we seek to address are a low return on equity caused by a bloated cost structure, poor operating performance related to a management that has not focused on its core business, poor investments in unrelated businesses and a failure to execute on management's own plan to divest low-yielding assets. This has all occurred under the supervision of a 5-member board of directors which we believe includes only one independent director. Our opponents, Mr. Kuse and Mr. McGovern, are longtime business associates of Mr. Krischer. Mr. McGovern and Mr. Kuse's son, Michael, have sold over $9,000,000 worth of real estate to the company since its IPO.

In order to address these issues, we develop and propose a clear issue by issue plan below, based on straightforward actions which we believe could be implemented within a 6 to 12 month time frame, and which would significantly raise the return on equity (ROE) of the company from its current sub-3% level. This plan focuses on cost cutting, targeted reinvestment in the core business, a realignment of management incentives and an overhaul of corporate governance so as to improve future executive and director accountability, and a tax-advantaged solution for returning excess capital to shareholders.

OUR ROLE ON THE BOARD

We wish to stress that it is not our current intention to remove current management or to "asset-strip" the company. We do propose to act independently to encourage the board to act in shareholder's interests. The core of our plan is to keep the Suburban Lodges brand intact and to improve profitability by cutting expenses and improving management accountability to shareholders through improved corporate governance.

We understand that if elected, we would only hold two out of total of five company board seats. We would therefore not have the power or mandate to enforce any of our proposals on the Company. However, we believe that a third director, John Spiegel, (who is not up for re-election at the upcoming annual meeting and is also the CFO at SunTrust Bank) is an independent director. The board, thus constituted, would have a majority of independent directors and could be relied upon to act in the best interests of shareholders.

If we are elected, the company will have, for the first time, a majority of independent directors. We believe that independent directors are needed to both supply oversight and to introduce new strategies for turning the company's performance around. In this regard, the following plan outlines the core proposals that we would submit to the full board for consideration.

NOTE ON PROPOSALS

We have tried to be brief here. This plan lays out our strategy. As outsiders we have been limited to the use of publicly available information. This limits the level of detail that we can provide in this report. However, the nature of the company's business allows us to make direct comparisons with competitors and, we believe, to clearly identify the areas where the company is failing to perform to industry norms. If elected, we will obviously use our access to the company's internal figures to further refine our proposals.

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BACKGROUND

Suburban Lodges of America Inc. (SLAM) operates in the extended-stay lodging business. At year-end 2000, the Company owned 65 hotels and franchised another 119 others under the Suburban Lodges and Guesthouse International brands.

SUMMARY OF BUSINESS AND TURNAROUND PLAN

The Business Plan addresses the company's problems, which are in three key areas:

-   Clearly define a corporate strategy, with milestones.
-   Operating issues to improve returns.
- Corporate Governance, management and director accountability, and transparency.

STRATEGY

Our strategy is simple. We believe that the optimal structure for Suburban Lodges going forward is as a hotel franchiser and operator; this is business with high potential profitability and low capital requirements. We believe that appropriately managed this business could generate attractive returns on equity. To this end we propose the refurbishment of the company owned hotels and an improvement in operating procedures. Importantly, we believe that reductions in owned-hotel operating expenses would have a positive effect on the values of those properties. These actions should allow the company hotels to be sold to existing franchisees subject to standard company franchise agreements. This asset sales proposal is the same strategy as management has proposed in their public filings. However, we believe that this strategy will not be successful at achieving a satisfactory level of earnings and cash flow unless it is accompanied by an aggressive program of expense reduction. By shutting down the HotelTools Internet Startup and cutting corporate level overhead we believe the Board can bring about a major improvement in earnings and cash flow. In addition, we propose to "clean up" assets before selling them in order to increase realizations. We would get management to set specific milestones for the achievement of improvements in earnings and cash flow and would tie management compensation to achievement of these goals and we would introduce a more shareholder friendly corporate governance structure.


OPERATING ISSUES

Suburban Lodges stock is currently trading at 38% of book value. The company's return on equity capital (ROE) has averaged 2.93% between 1997-2000. We believe that these two statistics are correlated and that the key to the market awarding the stock a higher price to book ratio is for the company to consistently generate a higher return on equity. It should be noted that in regard to return on equity, the company ranks sixteenth out of the twenty hotel companies covered by Salomon Smith Barney's lodging analyst, according to a recent report by that analyst.

We believe that improvements in ROE can be achieved in the following areas:

-   Reduction in Corporate Overhead.

- Controlling of the growth in owned-hotel operating expenses (preferably at a rate within a tight range around inflation).

-   Small investments in upgrading the existing company hotels.

- An end to further funding of the HotelTools Internet startup, unless a buyer can be found in a short period.

- Divestiture of lower-yielding assets and focus on improving returns on equity in the core businesses of hotel operating and franchising.

- Tie all senior management cash bonuses and option awards to pre-defined improvements in the firms return on equity capital (see section 3).

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1. REDUCE CORPORATE OVERHEAD

We believe that there is significant potential to reduce corporate overhead. The company's corporate overhead is much higher, in relation to total revenue, than that of its closest public peers. In 2000, the company's overhead was 14.6% of total revenue. This ratio has been consistently rising over the last several years.

In contrast, the company's closest publicly traded peers, Extended Stay America (NYSE: ESA) and Candlewood Hotel Company (NASDAQ: CNDL), had corporate overhead to total revenue ratios of 8.6% and 4.8% respectively in 2000. If the Company's overhead to total revenue ratio had been the same as that for ESA in 2000, pre-tax earnings would have been $4,524,000 higher. Since the Company's actual 2000 pre-tax earnings were $8,483,000, these savings alone would have increased pre-tax earnings by 53.3%. We believe there is no good reason for the Company's corporate overhead to be so much higher than it's closest public peers.

We believe that not only is this ratio high, but that the problem has been steadily getting worse over time. In 1997, the Company's corporate overhead of $2,254,000 equated to 9.72% of the Company's total revenues. For year 2000, corporate overhead had climbed to $10,998,000, or 14.6% of total revenue. We believe this trend strongly indicates a lack of a corporate culture focused on expense control. We believe this problem is more likely to be addressed by a board with an independent majority than by a board dominated by insiders with significant conflicts of interest.

We are clearly somewhat restricted in our estimates of where excessive corporate overhead lies, since we have been allowed access to only publicly available information. This is one of the areas where access to the corporate accounts as an independent director would allow for greater scrutiny of what are currently unexplained cost increases. Two obvious examples are the company's lavish headquarters and its sponsorship of a NASCAR race car.

The company's headquarters is located at 300 Galleria Parkway in Atlanta. This is a high-rise, class A office tower with one of the highest market rents in suburban Atlanta. We believe that as a small public company with sub-par profitability that Suburban Lodges should instead be located in a low-rise, office park building with significantly lower rental costs. If elected, we would propose such a move. The savings, based on market rents, could be in the range of $7-$10/sq. ft. per year. Further, we believe that the decision to be located in such an expensive headquarters location may be indicative of the current board's choices relating to many other undisclosed expenses. This may explain the wide discrepancy between the Company's overhead and that of its public peers.

2. CONTROL GROWTH IN HOTEL OPERATING EXPENSES

We intend to benchmark hotel operating expenses against the competition. Unfortunately, operating margins have declined consistently at the company's owned hotels since the IPO in 1996. . We believe that while same property revenues have grown at a rate slightly above inflation over the last several years, hotel operating expenses have grown at a much faster rate causing operating margins to consistently deteriorate. Our research leads us to believe that growth in hotel operating costs could be held within a tight band around inflation, without compromising the customer experience. Given that same property annual revenue increases have averaged between 3-4% over the last several years, we believe that it is critical to operating margins (and therefore property values) to control hotel operating expenses.

3. SMALL, HIGH RETURN CAPITAL INVESTMENTS IN EXISTING OWNED HOTELS

It is our belief that hotel revenues and hotel values for existing company owned properties could be increased through the expenditure of a minimal amount of additional capital. For example, several rival chains operate small, but profitable, food stores in their hotels. We intend to conduct a cost benefit analysis on such investments before looking at further hotel sales.

4. HOTELTOOLS INTERNET STARTUP

HotelTools is an Internet startup whose capital requirements are entirely funded through loans from Suburban Lodges, and which generated a loss of approximately $8,000,000 in 2000. However, these losses don't appear on

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Suburban Lodges' income statement because the investment is structured as a loan-plus-warrants rather than as a fully owned subsidiary. If they had been consolidated, they would have almost entirely wiped out the company's earnings for 2000. Suburban Lodges shareholders have been given minimal disclosures on HotelTools financials. Five senior executives of Suburban Lodges have personally been issued with 450,000 options in HotelTools for services supplied outside of company time. We believe that this represents a serious distraction to management. Further, we believe that the options award represents a serious conflict of interest in making decisions about further funding of HotelTools by Suburban Lodges.

The company's current CEO has unsuccessfully attempted to find an investor or buyer for HotelTools over the last year. He has stated that Suburban lodges may have funded up to $15,000,000 to HotelTools by year-end 2001. Current funding requirements are running at approximately $2,000,000 per quarter.

We believe that unless current management can indeed find a buyer for HotelTools within a short period of time (three months), then no further funding should be given to HotelTools. We believe that by stemming this cash flow drain, capital that would otherwise have gone into this investment (which has never produced any return), could instead be allocated into projects that are capable of earning the company's cost of capital. For example, this capital could be used to expand the company's franchise business more aggressively, pay down corporate debt or to invest in high-return additions to existing owned hotels (as discussed above).

We believe the significant capital expenditure on HotelTools without any return to date, combined with the serious conflicts of interest created by the HotelTools option awards to senior Suburban Lodges executives, demonstrate the critical need for increased board oversight of management at the Company. We believe that only a board with a majority of independent directors can provide the requisite oversight.

5. ASSET SALES OR SALE OF THE COMPANY

The company's current stated strategy is to sell its real estate assets over time. In fact the third quarter 10Q states that it, "will sell its own operating hotels with a long-range objective of owning no real estate". Based on our extensive research, due diligence and conversations with operators in the industry we are confident that the sale of assets would make significant funds available to both allow faster growth in the expansion of the high-return franchise business and to allow the company to return significant capital to shareholders. We believe this strategy particularly makes sense in relation to lower-yielding hotels and excess land parcels.

The Company recently completed a strategic review with Salomon Smith Barney, which included exploring a possible sale of the company. The current board concluded that there weren't any opportunities they were willing to accept. We believe the results of any such study, conducted under the supervision of a Board or committee a board with conflicts of interest, is suspect. Therefore, we would review Salomon Smith Barney's study to see if there were opportunities worth pursuing to maximize value for shareholders.

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IMPROVED CORPORATE GOVERNANCE, TRANSPARENCY AND ACCOUNTABILITY TO SHAREHOLDERS

These issues fall into four areas:

1. A shareholder vote on anti-takeover provisions and a restructuring of corporate governance to improve accountability.
2.  Revamp management incentive structure.
3.  Transparency of Management reporting.
4.  Policy on return of capital.

1. CORPORATE GOVERNANCE

If elected, we will propose to the board that shareholders be allowed to vote on the current raft of anti-takeover tools currently in place. These include:

- The staggered board
- The poison pill
- The opt-in to the Georgia anti-takeover statute

We believe these measures all serve to preserve the current management and make it virtually impossible for a potential acquirer to buy the company without the acceptance of that offer by the board. This has the effect of disenfranchising shareholders from any decision regarding such an offer, and makes them beholden to a board dominated by individuals with vested interests in maintaining the company's independence.

We seek to give shareholders a greater say in the way the company is governed, and to incentivize management and the board to perform better by making them more accountable to shareholders. In particular, we believe that by replacing the staggered board terms with a board where all directors must be re-elected each year, that directors will be more accountable and therefore incentivized to produce better returns for shareholders.

In addition, with the company's existing poison pill in place, it is virtually impossible for a potential acquirer of the company to make a successful offer for the company without that offer being accepted by the board, regardless of shareholders' opinions. By removing the more onerous aspects of the current pill, we believe decisions about the company's future will be, at least partially, in the hands of shareholders. As things stand, a board with serious conflicts of interest essentially has a veto on any such transaction.

2. MANAGEMENT INCENTIVES TIED TO FINANCIAL PERFORMANCE

Unfortunately, we believe that the company's current incentive system does a very poor job of linking pay to performance. For example, in year 2000, David Krischer, the Company's CEO, was awarded a 116% increase in his cash bonus, while net income fell 35% (even excluding the $8,000,000 of losses at HotelTools). It should be noted that the compensation Committee that made this award was made up of our opponents in the proxy contest, Mr. McGovern and Mr. Kuse, both of whom are long-time business associates of Mr. Krischer.

We strongly believe that the company's management incentive program should directly tie cash bonuses and option awards to return on equity capital improvements. Indeed, with regard to cash bonuses specifically, we would favor such incentives running throughout the organization. If the company is to achieve a level of return on equity that would be required by the market in order to price the stock at a level closer to its book value, each and every employee will need to be incentivized correctly. Improvements in return on equity can be achieved through both income statement improvements and through the efficient use of net assets. In this regard, hotel managers could be incentivized to generate higher returns on the equity at their disposal, by not just finding ways to maximize revenue and minimize expense but also through the elimination of excess under-performing capital.

3. TRANSPARENCY OF REPORTING

In order to improve management performance and improve investor confidence, we propose to increase the level of operating performance detail divulged in the public filings. This would include detailed disclosures on HotelTools, management options and hotel operating data as well as corporate overhead costs. This will allow

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investors to better gauge the performance of management in achieving industry norms in terms of operating performance.

4. RETURN OF CAPITAL

While current management's favored method of returning capital to shareholders is through share repurchases, we favor the direct payment of distributions to all shareholders. While we are very supportive of share repurchases at many other companies in which we own stock, there are unique considerations here. Management insiders currently own 30% of the company, up from 24% two years ago. The increase over this time has almost entirely resulted from the company itself repurchasing shares from non-insiders. If this trend continues, the insiders will at some point achieve a blocking position. Given the staggered board, poison pill and lack of independent directors, we believe that such a blocking position held by management will essentially disenfranchise the non-management, outside shareholders. It will at that point become impossible to elect independent directors and management may loose any remaining accountability to outside shareholders.

Further, we critically believe that the degree of management accountability to shareholders will have a direct influence on their performance. Our proposal to use distributions rather than repurchases avoids this creeping privatization problem and ensures that all shareholders share equally in any asset sales proceeds. We believe that the taxation of distributions to shareholders from a major asset sale program would be favorable to shareholders since a large portion of such distributions could be a return of capital which would be taxed as a capital gain, much of this a deferred capital gain, depending on the shareholder's basis.

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